Exhibit 16.1

December 5, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: LiveCare, Inc.

Ladies and Gentlemen:

We have read the statements in the Form 1-U, dated December 5, 2023 of LiveCare, Inc. (the “Registrant”) and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Registrant in the Form 1-U.

Very truly yours,

/s/ TAAD, LLP
Diamond Bar, California